UNITED STATES
                       Securities and Exchange Commission

                             Washington, D.C. 20549




                                  Form 8-K/A

                                 Current Report



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                 April 22, 1999
                Date of Report (Date of earliest event reported)



                               SGI International
             (Exact name of registrant as specified in its charter)



           Utah                          2-93124                33-0119035
State or other jurisdiction of         (Commission             IRS Employer
incorporation or organization          File Number)          Identification No.



1200 Prospect Street, Suite 325, La Jolla, California                  92037
     (Address of principal executive offices)                       (Zip Code)



                                  858/551-1090
                Registrants telephone number including area code

The Registrant hereby amends in its entirety its current report on Form 8-K/A dated May 18, 1999, as follows:


Item 2. Acquisition or Disposition of Assets.

Effective December 9, 1999, SGI International (the "Company") entered into an agreement (the "Amended Acquisition Agreement") with Bluegrass Coal Development Company ("Bluegrass") and Americoal Development Company ("Americoal"), both wholly owned subsidiaries of AEI Resources ("AEI") to purchase (1) Bluegrass' 50% interest in the Liquids From Coal ("LFC") Technology as well as Bluegrass' interest in the TEK-KOL partnership; (2) 100% of the issued and outstanding stock of the ENCOAL Corporation, which owns the ENCOAL LFC demonstration plant; certain existing permits necessary to build a commercial sized LFC plant near Gillette, Wyoming; among other tangible and intangible LFC assets and (3) 100% of the membership interests in NuCoal LLC which owns certain design and engineering drawings for the construction of a commercial LFC plant. This agreement amends and restates the previous Acquisition Agreement between the parties executed on April 22, 1999, which required the parties to close the transaction by November 29, 1999. Prior to November 29, 1999, the closing date was extended, by written agreement, to December 10, 1999.

The consideration paid by the Company for the acquisition of the above described assets consists of (i) a $2 million promissory note due in five years with interest thereon at the prime rate, and secured by future royalties from the licensing of the LFC technology, (ii) the waiver of a $1.13 million invoice due Mitsubishi Heavy Industries by Bluegrass, (iii) a $193,078 promissory note with interest thereon at the prime rate, due at the end of the first quarter of next year, for various employee related expenses incurred by AEI on behalf of the Company and secured by future royalties from the licensing of the LFC technology, (iv) $180,000 in cash, (v) the execution of certain security and pledge agreements for certain of the assets being acquired, excepting the LFC technology patents and TEK-KOL partnership interest, securing the Company's performance hereunder and (vi) the assumption of various obligations attendant to ownership of the ENCOAL Corporation.

In addition to the foregoing, subsequent to the closing date and prior to the end of the first quarter of next year, the Amended Acquisition Agreement requires the Company to provide AEI (a) with a release, which the DOE has already agreed to in writing to provide, from the attendant obligations pursuant to the ENCOAL Demonstration Plant Cooperative Agreement with the Department of Energy ("DOE") whereby SGI and the DOE agree to discharge and release AEI its successors, assigns and affiliates, with SGI becoming solely liable for the performance and terms thereunder, (b) a release and discharge from Vulcan Coal Company ("Vulcan") and Triton LLC of Bluegrass, AEI, WCT (collectively "AEI") and their affiliates from a $10 million bonding obligation and all indemnities which AEI has provided, (c) an assignment of the "ENCOAL Use and Indemnification Agreement" by Triton LLC to the Company (d) a release of all duties, obligations, covenants and liabilities of AEI pursuant to the ENCOAL Use and Indemnification Agreement and (e) the release of AEI and assignment to SGI of various other permits and their attendant obligations related to the operation of the ENCOAL plant. Pursuant to the terms of the Amended Acquisition Agreement the Company has pledged the stock of ENCOAL and the membership interest in NuCoal, which are being held by an independent third party, and may not operate, test or modify the ENCOAL plant until the conditions set forth in items (a), (b) and (c) above have been met. Subsequent to December 9, 1999, the Company is responsible for reasonable and necessary costs and expenses for the ENCOAL facilities. In the event the Company is unable to complete or obtain a waiver on any of the foregoing, AEI may, pursuant to the security agreements retake possession of the assets pledged as collateral. The obligations described in (c), (d) and (e) above became inapplicable on December 14, 1999, when Triton LLC and Vulcan provided their consent to the assignment of the ENCOAL Use and Indemnification Agreement.

The total consideration to be paid was determined through arms length negotiations between representatives of the Company and AEI. Neither the Company, AEI, nor any of their affiliates had, nor to the knowledge of the Company or AEI did any director or officer or any associate of any such director or officer of Company, have, any material relationship with AEI prior to the Sale.

The assets acquired by the Company have been used to provide upgraded coal and coal liquids to various utilities and industrial customers. The Company intends to continue the use of the assets to produce upgraded coal for testing and sale to utilities and produce coal liquids for testing and sale to manufacturers and chemical producers.

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

Item 7. Financial Statements and Exhibits.

     (a) Financial statements of businesses acquired.

     Not applicable, as this is considered by the Company as an asset acquisition.

     (b) Pro forma financial information

     Not applicable, as this is considered by the Company as an asset acquisition.

     (c) Exhibits

EXHIBIT NO.    DESCRIPTION
-----------    -----------
2.1            Acquisition Agreement among SGI International, Bluegrass
               Coal Development Company, and Wyoming Coal Technology, Inc.(2)
2.2            Amended And Restated Acquisition Agreement Among SGI
               International, Bluegrass Coal Development Company and Americoal
               Development Company(1)

-----------------

(1)  Filed herewith.
(2)  Previously filed on Form 8-K/A dtd 5/18/99.


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
                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


SGI International

By /s/ MICHAEL L. ROSE
---------------------------
Michael L. Rose
President/CEO

Dated: December 14, 1999



By /s/ GEORGE E. DONLOU
---------------------------
George E. Donlou
Vice President Finance

Dated:  December 14, 1999








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